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                                                                    EXHIBIT 99.1


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Contact:

Investors:                                                             Media:
Ann Tanabe                                                             Daniel Budwick
Director, Investor Relations and Corporate Communications              BMC Communications
Encysive Pharmaceuticals                                               (212) 477-9007 ext. 14
(713) 796-8822

Hershel Berry
The Trout Group
(415) 392-3385
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FOR IMMEDIATE RELEASE
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ENCYSIVE UPDATES EX-NORTH AMERICAN LICENSING STRATEGY FOR THELIN(TM)


COMPANY RE-ITERATES GUIDANCE TO COMPLETE STRIDE-2
ENROLLMENT IN THE THIRD QUARTER

HOUSTON, TX - JUNE 3, 2004 -- Encysive Pharmaceuticals (NASDAQ: ENCY) today announced its intention to retain all marketing rights to Thelin(TM), its selective endothelin antagonist in late-stage development for the treatment of pulmonary arterial hypertension (PAH). The Company had previously planned to license rights for marketing the product outside of North America while preserving for itself U.S. and Canadian rights.

"Coming out of a highly successful American Thoracic Society meeting, it is our belief that the worldwide market for Thelin in PAH will evolve significantly over the next year," commented Bruce D. Given, M.D., President and Chief Executive Officer of Encysive Pharmaceuticals. "With this in mind, it is in the best interests of our shareholders to allow the market to continue growing globally before making a final decision on any marketing plans outside of North America." Dr. Given elaborated, "The current ex-North American deal value for Thelin rights, while impressive, could expand significantly in the coming months."

Encysive is also considering the option of marketing the product on its own worldwide, in addition to its plans to market within the United States and Canada. "Considering the highly focused PAH market, we believe an efficient sales force could be put in place by Encysive that would enable us to competitively market Thelin globally," Dr. Given added. "But we will leave our options open and continually re-assesS the situation as we move closer to commercialization."



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PROGRAM UPDATE

Encysive today also re-iterated its guidance that STRIDE-2, the second pivotal trial, is on track to complete enrollment during the third quarter of 2004. In addition, the trial being conducted in patients who have failed bosentan therapy, known as STRIDE-6, will close enrollment on June 11. The remainder of the program continues to enroll apace and is expected to meet the exposure numbers agreed to with the U.S. Food & Drug Administration in the Company's Special Protocol Assessment.

ABOUT THELIN(TM) AND PAH

Thelin(TM) is a small molecule that blocks the action of endothelin, a potent mediator of blood vessel constrictioN and growth of smooth muscle in vascular walls. Endothelin receptor antagonists may prove to be effective in the treatment of a variety of diseases where the regulation of vascular constriction is important. Thelin is 6,500 fold selective in the targeting of the endothelin A receptor.

Pulmonary arterial hypertension (PAH) is a condition that involves high blood pressure and structural changes in the walls of the pulmonary arteries, which are the blood vessels that connect the right side of the heart to the lungs. PAH causes shortness of breath, limits activity, and is eventually fatal unless treated successfully with heart and lung transplant. Primary and secondary PAH are estimated to afflict approximately 80,000 to 100,000 people worldwide, many of whom are children and young women.

Side effects of Thelin seen in the program to date, and which occurred more frequently than in placebo, include liver dysfunction (increased ALT and AST), headache, edema, constipation, nasal congestion and flushing. Because Thelin inhibits the metabolism of warfarin, the dose of warfarin should be adjusted downward when co-administered with Thelin.

ABOUT ENCYSIVE PHARMACEUTICALS

Encysive Pharmaceuticals Inc., a biopharmaceutical company focused on the discovery, development and commercialization of novel drugs, is recognized for our expertise in small molecule drug development and vascular biology. Argatroban, our first FDA-approved product, is being marketed by GlaxoSmithKline for heparin-induced thrombocytopenia. Encysive Pharmaceuticals is in Phase III development of the endothelin antagonist, Thelin, for pulmonary arterial hypertension. Our majority-owned affiliate, Revotar Biopharmaceuticals AG, is in Phase II development with the selectin antagonist bimosiamose in asthma, psoriasis and atopic dermatitis. Encysive Pharmaceuticals has several other research and development programs ongoing for a range of cardiovascular and inflammatory diseases. To learn more about Encysive Pharmaceuticals please visit our web site: www.encysive.com.


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This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are timing and cost of our clinical trials, attainment of research and clinical goals and milestones of product candidates, attainment of required government approvals, sales levels of our products and availability of financing and revenues sufficient to fund development of product candidates and operations. In particular, careful consideration should be given to cautionary statements made in the various reports Encysive Pharmaceuticals, including as Texas Biotechnology Corporation, has filed with the Securities and Exchange Commission. The Company undertakes no duty to update or revise these forward-looking statements.

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